Exhibit 99.1

Kewaunee Scientific Awarded $18.5 Million Contract in Kuwait

Exchange: NASDAQ (KEQU)

Contact: Thomas D. Hull III 704-871-3290

STATESVILLE, North Carolina, USA, September 19, 2016 / PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced that, through its dealer ATC, it has been awarded a contract valued at approximately $18.5 million for the new College of Science complex for Kuwait University’s Sabah Al-Salem University City. This is the second College at the new Sabah Al-Salem University City for which Kewaunee will be supplying Laboratory furniture, fume hoods, and related products. We are nearing completion of our contract for providing similar products for the College of Engineering and Petroleum complex.

“We are delighted and very proud to have been selected to continue working with Kuwait University, Turner Projacs JV, MCC, and the entire construction team on this world-class complex for higher education,” said David M. Rausch, Kewaunee Scientific’s President and Chief Executive Officer. “Being selected to continue to provide the highest quality products and services to Kuwait University’s Sabah Al-Salem University City at the College of Science complex is further indication of our commitment to the Middle East and a reflection of our industry leading reputation and the ability of our experienced international team in servicing the important Middle East market.”

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. Products include steel, wood, and laminate casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin worksurfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Direct sales offices are located in the United States, India, Singapore, and China. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local and Asian markets. The Company’s China headquarters, sales office, and assembly operation are located in Suzhou Industrial Park, China. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to important factors, risks, uncertainties and assumptions, including industry and economic conditions that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning these factors is contained in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 ● FAX 704-873-1275